As filed with the U.S. Securities and Exchange Commission on May 23, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Doximity, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-2485512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
500 3rd St.
Suite 510
San Francisco, CA 94107
(Address of principal executive offices) (Zip Code)

2021 Stock Option and Incentive Plan
2021 Employee Stock Purchase Plan
(Full titles of the plans)

Jeffrey Tangney
Chief Executive Officer
Doximity, Inc.
500 3rd St.
Suite 510
San Francisco, CA 94107
(Name and address of agent for service)
(650) 549-4330
(Telephone number, including area code, of agent for service)

Copies to:
Bradley C. Weber Julia R. White Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100	Jennifer Chaloemtiarana Doximity, Inc. 500 3rd St., Suite 510 San Francisco, CA 94107 (650) 549-4330

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 No. 333-272220 (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) by Doximity, Inc., a Delaware corporation (the "Company”), registering 9,697,040 additional shares of its Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”) reserved for issuance under the 2021 Stock Option and Incentive Plan (the “2021 Plan”) and 1,939,408 additional shares of its Class A Common Stock reserved for issuance under the 2021 Employee Stock Purchase Plan (the “2021 ESPP”), pursuant to the “evergreen” provisions of the 2021 Plan and 2021 ESPP, respectively, which provide for an automatic increase in the number of shares reserved and available for issuance under such plans on April 1, 2022, and each April 1 thereafter until each of the plans terminate respective to their terms, which was filed with the SEC on May 26, 2023.

No shares of Class A Common Stock have been issued pursuant to the Prior Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, all of the shares of Class A Common Stock registered under the Prior Registration Statement. The Company will file a registration statement on Form S-8 (the “New Registration Statement”) for the purpose of registering the 9,697,040 additional shares of its Class A Common Stock under the 2021 Plan and 1,939,408 additional shares of its Class A Common Stock reserved for issuance under the 2021 ESPP, pursuant to the “evergreen” provisions of the 2021 Plan and 2021 ESPP, respectively, which provide for an automatic increase in the number of shares reserved and available for issuance under such plans on April 1, 2022, and each April 1 thereafter until each of the plans terminate respective to their terms.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on May 23, 2024.

DOXIMITY, INC.
By:	/s/ Jeffrey Tangney
Jeffrey Tangney Chief Executive Officer